EXHIBIT 3.3

               CERTIFICATE OF SECRETARY
                          OF
                EXCEL INDUSTRIES, INC.

     I, Joseph A. Robinson, certify that I am the duly elected Secretary of Excel Industries, Inc., a corporation organized and existing under the laws of the State of Indiana (hereinafter the "Corporation"), and that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors in accordance with law and the Code of By-Laws of the Corporation on December 21, 1995, and that such resolutions have not been rescinded or modified:

     RESOLVED, That Article XIII of the Code of By-Laws of the Corporation is hereby amended by adding a new Section 6 thereto to read as follows:
                    Section 6.  The provisions of that
                    certain Rights Agreement dated
                    December 21, 1995, by and between
                    the Corporation and Chemical
                    Mellon Shareholder Services L.L.C.
                    are incorporated in and made a part
                    of this Code of By-Laws as if set
                    forth in full herein.

Dated this 21st day of December, 1995.



                                   /s/ Joseph A.Robinson
                                  Joseph A.Robinson
                                  Secretary